AMENDMENT NO. 3 TO

FUND ACCOUNTING SERVICE AGREEMENT

THIS AMENDMENT NO. 3 TO FUND ACCOUNTING SERVICE AGREEMENT (this "Amendment") is effective as of June 1, 2018, and is made by and between Gemini Fund Services, LLC, a Nebraska limited liability company ("GFS"), and Dunham Funds, a Delaware statutory trust (the "Trust").

WHEREAS, GFS and the Trust are parties to that certain Fund Accounting Service Agreement dated January 15, 2008, as amended (the "Agreement"); and

WHEREAS, the U.S. Securities and Exchange Commission has adopted new rules and forms to modernize the reporting and disclosure of information by registered investment companies (the "Reporting Modernization Rules"); and

WHEREAS, the parties desire to amend the Agreement in light of the Reporting Modernization Rules.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree to amend the Agreement as follows:

1.	Amendments.

(a)              Section l(d) of the Agreement hereby is deleted in its entirety and replaced with the following:

(d)     Provide all raw data available from its fund accounting system for management's or the administrator's preparation of the following:

a.	Semi-annual financial statements;
b.	Annual form N-CEN;
c.	Annual tax returns;
d.	Financial data necessary to update form N-1a;
e.	Annual proxy statement.

2.	Miscellaneous.

(a)              Except as hereby amended, the Agreement shall remain in full force and effect.

(b)             This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

DUNHAM FUNDS	GEMINI FUND SERVICES, LLC

By: /s/ Jeffrey Dunham	By: /s/ Kevin Wolf
Name: Jeffrey Dunham	Name: Kevin Wolf
Title: President	Title: President